"EXHIBIT 5"




December 15, 1995




To the Board of Directors
Pioneer Railcorp
Peoria, Illinois



Gentlemen:

     I hereby consent to the use in the Company's Registration Statement, Form S-3, of my opinion as to the legality of the shares being offered, and to the reference to me under the caption "Experts" in the Prospectus.

Sincerely yours,


/s/ Daniel A. LaKemper
Daniel A. LaKemper,
General Counsel.